NEWS & INFORMATION

FOR:	EMERSON RADIO CORP. 610 Fifth Ave New York, NY 10020

CONTACT:	Emerson Radio Corp. Greenfield Pitts Chief Financial Officer (212) 897-5441	or:	Investor Relations: Robert Maffei Investor Relations Manager (973) 428-2098
Wednesday, August 19, 2009
EMERSON RADIO CORP. REPORTS FISCAL 2010 FIRST QUARTER RESULTS
PARSIPPANY, N.J. — August 19, 2009 — Emerson Radio Corp. (NYSE Alternext US, LLC: MSN) today reported financial results for its first quarter ended June 30, 2009.
Net revenues for the first quarter of fiscal 2010 were $55.6 million, an increase of $11.8 million, or 26.8%, compared to net revenues in the first quarter of fiscal 2009 of $43.8 million. The increase in net revenues during the first quarter of fiscal 2010 was due to higher sales in the home appliances category, partially offset by lower sales in the Company’s audio and themed categories, and lower revenue earned from licensing activities.
Operating income for the first quarter of fiscal 2010 was $1.4 million compared to $0.4 million for the first quarter of fiscal 2009, an increase of $1.0 million. The increase in operating income was due primarily to the higher revenue coupled with lower SG&A expenses, which were down $0.7 million, or 16.3%, from last year’s first fiscal quarter, resulting primarily from lower legal, advertising, and travel related costs.
Net income from continuing operations for the first quarter of fiscal 2010 was $1.2 million or $0.04 per diluted share compared to a first quarter fiscal 2009 net loss from continuing operations of $0.2 million or $0.01.

After considering the impact of discontinued operations, which resulted from the April 2009 sale by the Company of its membership interest in the ASI joint venture, net income for the first quarter of fiscal 2009 was $1.1 million, or $0.04 per diluted share, compared to a net loss of $0.3 million, or $0.01 per diluted share, for the first quarter of fiscal 2009.
“The Company returned to profitability in the quarter on strong sales of its home appliance products and lower operating expenses resulting from its expense reduction programs,” said Greenfield Pitts, Executive Vice President and Chief Financial Officer of Emerson Radio. “In addition, the Company will continue to explore opportunities to leverage its portfolio of well known consumer brands, including the recently acquired Olevia brand, through strategic licensing agreements in a variety of consumer product categories.”
About Emerson Radio Corp.
Emerson Radio Corporation (NYSE Alternext US, LLC: MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, sources, imports and markets a variety of home appliance and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three months ended June 30,
		2008
	2009 *	RESTATED *

Net revenues	$55,599	$43,827
Net revenues-related party	—	13

	55,599	43,840

Cost of sales	49,603	37,797
Other operating costs and expenses	778	1,125
Selling, general & administrative expenses	3,789	4,529

	54,170	43,451

Operating income	1,429	389

Interest income, net	10	142
Realized/unrealized holding gains on trading securities	—	262

Income from continuing operations before income taxes	1,439	793

Provision for income taxes	278	1,005

Income (loss) from continuing operations	1,161	(212)

Loss from discontinued operations, net of tax benefit	55	56

Net income (loss)	$1,106	$(268)

Basic net income (loss) per share
Continuing operations	$0.04	$(0.01)
Discontinued operations	—	—

	$0.04	$(0.01)

Diluted net income (loss) per share
Continuing operations	$0.04	$(0.01)
Discontinued operations	—	—

	$0.04	$(0.01)

Weighted average shares outstanding:
Basic	27,130	27,130
Diluted	27,130	27,130

*	The results of operations for three months ended June 30, 2008 have been restated as set forth in the Company’s amended quarterly report on Form 10-Q/A for the same period on file with the Securities and Exchange Commission. Additionally, as a result of the Company’s sale of its membership in the ASI joint venture in April 2009, the results of operations of the Company’s membership interest in the ASI joint venture have been presented as discontinued operations for all periods presented.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2009	March 31, 2009
ASSETS
Cash and cash equivalents	$23,619	$22,518
Restricted cash	3,067	3,025
Net Accounts receivable	26,668	15,970
Other receivables	1,382	1,587
Due from affiliates	76	78
Net Inventory	17,913	20,691
Prepaid expenses and other current assets	1,288	2,190
Deferred tax assets	5,264	4,872

CURRENT ASSETS	79,277	70,931

Property, plant, and equipment, net	1,212	1,139
Trademarks and other intangible assets, net	1,686	255
Due from Affiliates	185	114
Investments in marketable securities	6,031	6,031
Deferred tax assets	6,441	7,102
Other assets	435	472

TOTAL ASSETS	95,267	86,044

Short term borrowings	5,752	5,733
Current maturities of long-term borrowings	79	85
Accts payable & other current liabilities	26,945	18,929
Due to affiliates	20	66
Accrued Sales Returns	1,217	1,130
Income taxes payable	143	155

CURRENT LIABILITIES	34,156	26,098

Long-term borrowings	48	59
Deferred tax liabilities	95	87
Shareholders equity	60,968	59,800

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$95,267	$86,044